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                                                                     EXHIBIT 4.4
                            E. KHASHOGGI INDUSTRIES, LLC

                               EQUITY INCENTIVE PLAN


Section 1.     PURPOSE OF PLAN

     The purpose of this Equity Incentive Plan (the "Plan") of E. Khashoggi Industries, LLC, (the "Company") is to enable the Company to attract, retain and motivate the employees, directors and consultants of the Company and the direct or indirect subsidiaries of the Company (each, a "Subsidiary") by providing for or increasing the proprietary interests of such persons in the Company and/or its Subsidiaries.

Section 2.     PERSONS ELIGIBLE UNDER PLAN

     Each of the following persons (each, a "Participant") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder:
(1) any employee (an "Employee") of the Company, its predecessor, E. Khashoggi Industries, a California general partnership ("EKI Predecessor"), or any Subsidiary, and (2) any consultant, manager or director of the Company, EKI Predecessor or any Subsidiary.

Section 3.     AWARDS

     (a) The Committee (as defined in Section 6 below), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with a Participant that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance or sale of (i) shares of common stock, par value $0.01, of EarthShell Corporation, a Delaware corporation (the "EarthShell Shares") that are or were issued and outstanding and owned by the Company or EKI Predecessor, (ii) a profits or capital interest in, or shares of common stock of, any Subsidiary other than EarthShell Corporation, whether such Subsidiary is a corporation, partnership, limited liability company or other form of legal entity, identified in a resolution adopted by the Committee as a Subsidiary whose shares or other equity or profits interests shall be the subject of Awards under this Plan ("New Subsidiary Equity Interests" and, together with EarthShell Shares, the "Equity Interests"), or
(iii) a Derivative Security (as such term is defined in Rule 16a-l promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such rule may be amended from time to time, with an exercise or conversion privilege at a price related to any Equity Interests or with a value derived from the value of the Equity Interests. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

     (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, non-qualified or incentive stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, or profits or capital interests in a partnership or limited liability company. An Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.


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     (c)  Awards may be issued, and Equity Interests may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, past, present or future services rendered or to be rendered by the recipient of such Award.

     (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may include, among other things:

          (i) a provision permitting the recipient of such Award to pay the purchase price of the Equity Interests or other property issuable pursuant to such Award, or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following:

               (A)  the delivery of cash;

               (B) the delivery of other property deemed acceptable by the Committee;

               (C) the delivery of previously owned Equity Interests of the issuer of the Equity Interests that are the subject of such Award (the "Issuer"), provided that such shares of Equity Interests shall have been owned for at least six months; or

               (D) the delivery of a recourse promissory note, the terms and conditions of which shall be determined by the Committee; or

          (ii) a provision conditioning or accelerating the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, a change of control of the Issuer or the Company (as defined by the Committee), an acquisition of a specified percentage of the voting power of the Issuer or the Company, the dissolution or liquidation of the Issuer or the Company, a sale of substantially all of the property and assets of the Issuer or the Company or an event of the type described in Section 7 hereof.

Section 4.     EQUITY INTERESTS SUBJECT TO PLAN

     (a) The Committee shall fix the maximum aggregate number of EarthShell Shares and New Subsidiary Equity Interests that may be issued pursuant to Awards granted under the Plan and to any one individual. The maximum number of Equity Interests to be Awarded in connection with any Issuer may be increased or decreased by the Committee at any time (subject to Section 8), and such number shall be calculated without reference to the unexercised portion of any option or similar Award that has expired or terminated. It is not intended that the Equity Interests to be Awarded with respect to any Issuer will exceed five percent (5%) of the outstanding Equity Interests of such Issuer owned by the Company or any Subsidiary.

     (b) In the event Equity Interests are to be issued by a corporate Issuer to any Participant, the Committee shall use its best efforts to ensure that the Awards qualify as


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"performance based compensation" under Section 162(m) of the Internal Revenue
Code of 1986, as amended (the "Code"). Further, the aggregate number of Equity Interests to be issued pursuant to this Plan shall be subject to adjustment under Section 7 only to the extent permitted by Section 162(m) of the Code.

     (c) For purposes hereof, the aggregate number of Equity Interests issued and issuable pursuant to Awards granted under this Plan shall at any time be deemed to be equal to the sum of the following:

          (i) the number of Equity Interests that were issued prior to such time pursuant to Awards granted under this Plan, other than Equity Interests that were subsequently reacquired by the Company or the Issuer pursuant to the terms and conditions of such Awards and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

          (ii) the maximum number of Equity Interests that are or may be issuable at or after such time pursuant to Awards granted under this Plan prior to such time.

Section 5.     DURATION OF PLAN

     No Awards shall be made under this Plan after June 30, 2008, although Equity Interests may be issued after June 30, 2008 pursuant to Awards made on or prior to such date.

Section 6.     ADMINISTRATION OF PLAN

     (a) This Plan shall be administered by a committee (the "Committee") of the Board of Managers of the Company (the "Board") consisting of at least three managers who shall decide all matters by majority vote. The Committee initially shall be comprised of the following individuals: Essam Khashoggi, Simon Hodson and John Daoud. Any Committee member may be removed or replaced at any time, with or without cause, by the members of the Company.

     (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

          (i)   adopt, amend and rescind rules relating to this Plan;

          (ii) determine which persons are Participants and to which of such Participants, if any, Awards shall be granted hereunder;

          (iii) grant Awards to Participants and determine the terms and conditions thereof, including the number of Equity Interests issuable pursuant thereto;

          (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof; and

          (v) interpret and construe this Plan and the terms and conditions of any Award granted hereunder.


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     Any determination made by the Committee in good faith shall be binding on each Participant affected by such determination (unless such determination is contrary to the specific terms and provisions of the agreement with the Participant pursuant to which the Awards were granted).

Section 7.     ADJUSTMENT

     If the outstanding securities of any class of Equity Interests then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company or any other Issuer are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in
(a) the number and type of Equity Interests or other securities, cash or property that may be acquired pursuant to Awards theretofore granted under this Plan, (b) the maximum number and type of Equity Interests or other securities, cash or property that may be issued pursuant to Awards thereafter granted under this Plan, and (c) to the extent permitted under Section 4(b) hereof, the maximum number of Equity Interests for which Awards may be granted during any one calendar year, provided further that no such adjustment shall be made to the extent the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to Awards hereunder by causing such compensation to be other than "performance-based compensation" under Section 162(m) of the Code.

Section 8.     AMENDMENT AND TERMINATION OF PLAN

     The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

     (a) no such amendment or termination shall deprive the recipient of any Award theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto;

     (b) Section 4 hereof shall not be amended more than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act ("ERISA"), or the rules and regulations thereunder; and

     (c) if an amendment to the Plan would (i) increase the maximum number of Equity Interests that may be issued pursuant to (A) all Awards, granted under this Plan, (B) Awards granted under this Plan during any calendar year to any one Participant, (ii) change the class of persons eligible to receive Awards under the Plan, (iii) otherwise materially increase the benefits hereunder accruing to Participants who are subject to Section 16 of the Exchange Act in a manner not specifically contemplated herein, or (iv) affect the Plan's compliance with Rule 16b-3 or applicable provisions of the Code, as amended from time to time, the amendment shall be approved by the Company's members to the extent required to comply with Rule 16b-3,


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Sections 422 and 162(m) of the Code, and other applicable provisions of or rules under the Code, as amended from time to time.

Section 9.     EFFECTIVE DATE OF PLAN

     This Plan shall be effective as of July 1, 1998; provided that this Plan shall retroactively apply to all options heretofore granted by the Company or EKI Predecessor to its employees or consultants (to the extent the terms of this Plan are not inconsistent with the terms of any option agreement embodying the terms of any Award issued prior to the date of this Plan), including options issued to Company Employees to acquire EarthShell Shares held by the Company or EKI Predecessor. It is understood that all such options granted prior to March 23, 1998 were granted in respect of a specified number of EarthShell Shares prior to the effectiveness of the 262-for-1 stock split of the EarthShell Shares that took effect on March 23, 1998.


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